Exhibit 99.1

Landmark Infrastructure Partners LP Announces New Director

El Segundo, California, November 14, 2018 (GLOBE NEWSWIRE) – Landmark Infrastructure Partners LP (the “Partnership”) (NASDAQ: LMRK) announced today the appointment of Keith Benson to the Board of Directors of Landmark Infrastructure Partners GP LLC, the Partnership’s general partner (“Landmark GP”). Mr. Benson will serve as a member of the Board and a member of the Audit Committee of Landmark GP. His appointment brings the total number of Board members to eight, with Mr. Benson being the third independent director. With Mr. Benson’s appointment to the Board and the Audit Committee, the Partnership has regained compliance with NASDAQ Listing Rule 5605(c)(2), which requires that NASDAQ-listed companies have an audit committee made up of at least three independent directors.

“We are committed to our Board having highly qualified members with diverse insights and skills,” said Tim Brazy, Chief Executive Officer of the Partnership’s general partner. “We are extremely pleased to bring in a director with Keith’s extensive legal background, and his MLP and REIT experience will provide valuable guidance as we continue to grow the Partnership.”

Mr. Benson has served as Co-General Counsel of USD Group since March 2015. He also served as a partner at Latham & Watkins LLP in their Houston and San Francisco offices from 2008 to 2015. Mr. Benson has over 20 years of legal experience, focused on public company representation, corporate governance, capital markets and mergers & acquisitions, with an emphasis on energy companies, master limited partnerships and real estate investment trusts.

About Landmark Infrastructure Partners LP

The Partnership owns and manages a portfolio of real property interests and infrastructure assets that the Partnership leases to companies in the wireless communication, outdoor advertising and renewable power generation industries.

CONTACT:	Marcelo Choi
Vice President, Investor Relations
(213) 788-4528
ir@landmarkmlp.com